Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 333-16737, No 333-54624 and No. 333-142769), of our report dated June 14, 2010 with respect to the statement of net assets available for plan benefits of the MG Advantage 401(k) Plan as of December 31, 2009, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2009, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held as of end of year) as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 11-K of the MG Advantage 401(k) Plan.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Glen Allen, Virginia
June 14, 2010